Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Chegg, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2018, with respect to the consolidated financial statements and schedules of Chegg, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
February 16, 2021